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                                                           FILE NO. 333-_____

                AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                  ON JUNE 25, 1997

                        SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549

                                  _______________

                                     FORM S-8

                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933

                                  _______________

                             DAYTON HUDSON CORPORATION
                (Exact name of Registrant as specified in its charter)

              Minnesota                          41-0215170
  (State or other jurisdiction              (I.R.S. Employer
 of incorporation or organization)         Identification No.)

        777 Nicollet Mall                        55402-2055
    Minneapolis, Minnesota                       (Zip Code)
  (Address of Principal Executive Offices)

          DAYTON HUDSON CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN
       DAYTON HUDSON CORPORATION HIGHLY COMPENSATED CAPITAL ACCUMULATION PLAN
         DAYTON HUDSON CORPORATION SMG EXECUTIVE DEFERRED COMPENSATION PLAN
           DAYTON HUDSON CORPORATION DIRECTOR DEFERRED COMPENSATION PLAN
                               (Full title of the plan)

                           JoAnn Bogdan, Controller
                          Dayton Hudson Corporation
                              777 Nicollet Mall
                            Minneapolis, MN  55402
                            (Name and address of
                               agent for service)

                                (612) 370-6948
           (Telephone number, including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------
                                    Proposed        Proposed
Title of                             maximum         maximum
Securities       Amount             offering        aggregate     Amount of
to be            to be              price per       offering      registration
registered       registered          share           price (2)        fee
-------------------------------------------------------------------------------

Deferred
Compensation       $52,000,000         100%        $52,000,000       $15,758
Obligations (1)

-------------------------------------------------------------------------------
                        (cover page is continued on next page)



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(1)   The Deferred Compensation Obligations are unsecured obligations of
Dayton Hudson Corporation to pay deferred compensation in the future in accordance with the terms and conditions of the Dayton Hudson Corporation Highly Compensated Capital Accumulation Plan, the Dayton Hudson Corporation Executive Deferred Compensation Plan, the Dayton Hudson Corporation SMG Executive Deferred Compensation Plan and the Dayton Hudson Corporation Director Deferred Compensation Plan (the "Plans"). The Deferred Compensation Obligations being registered represent the maximum amount of compensation deferrals which, it is anticipated, may be made by participants in the Plans during the approximate 24 month period following the initial offering date under this Registration Statement.

(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

                                 PART I
            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees and directors as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                  PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

     The following documents filed by Dayton Hudson Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

             (1) the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997; and

             (2) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date this Registration Statement is filed with the Commission, and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed,



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except as so modified or superseded, to constitute a part of this
Registration Statement, except as indicated herein.

Item 4.           Description of Securities.

     The Company maintains four deferred compensation plans for select groups of management, highly compensated employees and directors: the Dayton Hudson Corporation Highly Compensated Capital Accumulation Plan, effective January 1, 1989 (the "HCCA Plan," applicable to eligible highly compensated employees), the Dayton Hudson Corporation SMG Executive Deferred Compensation Plan, effective January 1, 1997 (the "SMG Plan," applicable to select groups of management), the Dayton Hudson Corporation Executive Deferred Compensation Plan, effective January 1, 1995 (the "Executive Plan," applicable to select groups of management), and the Dayton Hudson Corporation Director Deferred Compensation Plan, effective January 1, 1997 (the "Director Plan," applicable to certain directors of the Company, and, collectively with the HCCA Plan, the SMG Plan and the Executive Plan, the "Deferred Compensation Plans"). The following description of the Deferred Compensation Plans is qualified by reference to the exhibits that are a part of this Registration Statement. Capitalized terms used in this Registration Statement and not otherwise defined herein are defined in the Deferred Compensation Plans.

      The Deferred Compensation Plans will provide a select group of management, highly compensated employees and certain directors of the Company and certain of its subsidiaries with the opportunity to elect to defer a specified percentage of their future cash compensation. The Deferred Compensation Obligations of the Company (the "Obligations") under the Deferred Compensation Plans will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Deferred Compensation Plans, and will rank equally with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time, payable from the general assets of the Company. Because the Company has subsidiary companies, the right of the Company, and hence the right of creditors of the Company (including participants in the Deferred Compensation Plans), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

     The amount of compensation to be deferred by each participant (the "Deferral Account") will be determined in accordance with the Deferred Compensation Plans based on elections by the participant. Each Deferral Account generally will be payable upon termination of employment or on a date selected by the participant in accordance with the terms of the Deferred Compensation Plans. The Deferral Account will be indexed to one or more investment indices (which, among others, may include an index that tracks the market performance of and dividends declared on the Company's Common Stock, par value $.3333 per share) chosen by each participant from a list of such investment indices. Each Deferral Account will be adjusted daily to reflect the investment experience of the selected investment index or indices, including any appreciation or depreciation, and then enhanced by the Company at the rate of 0.1667% per month. The Obligations will be denominated and payable in United States dollars. The Deferred Compensation Plans are unfunded, and amounts credited to Deferral Accounts are part of the general funds of the Company, are subject to all the risks of the Company's business, and may be deposited, invested or expended in any manner whatsoever by the Company.

     Benefits under the Deferred Compensation Plans are not subject to assignment, transfer, pledge or other encumbrance or attachment other than by operation of law. A participant may designate persons or entities to receive any balance in his/her Deferral Account, payable in the event of death.

     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant, at the option of the Company, or through operation of a mandatory or optional sinking fund or analogous provision, although the Obligations could be redeemed in the case of termination of the Deferred Compensation Plans. The Company reserves the right to amend or terminate the Deferred Compensation Plans at any time, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her Deferral Account as of the date of such amendment or termination. Generally, the Obligations will be paid in cash upon the participants separation from service with the Company or its affiliates except in the case of hardship.

     The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Item 5.             Interests of Named Experts and Counsel.

     The validity of the Obligations issuable under the Deferred Compensation Plans has been passed upon for the Company by James T. Hale, Senior Vice President, General Counsel and Secretary of the Company. Mr. Hale is an eligible participant in the SMG Plan.

Item 6.             Indemnification of Directors and Officers.

     The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the "Corporation Act"). Section 302A.521 of the Corporation Act provides, in substance, that unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made party to a proceeding by reason of his or her official capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization for the same judgments, penalties, fines, settlements and expenses; (b) that such person must have acted in good faith;
(c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner they reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. The determination as to eligibility for indemnification is made by the members of the corporation's board of directors or a committee of the board who are at the time not parties to the proceedings under consideration, by special legal counsel, by the shareholders who are not parties to the proceedings or by a court.

     The Company also maintains a director and officer insurance policy which insures the Company and its directors and officers against damages, judgments, settlements and costs incurred by reason of certain acts of such persons in their capacities as directors and officers.

Item 7.                  Exemption from Registration Claimed.

            Not applicable.

Item 8.                  Exhibits.

Exhibit
Number        Exhibit Description
-------       -------------------

5 Opinion of James T. Hale, Esq., Senior Vice President, General Counsel and Secretary of Dayton Hudson Corporation.

10.1          Dayton Hudson Corporation Executive Deferred Compensation Plan.

10.2          Dayton Hudson Corporation Highly Compensated Capital Accumulation
              Plan.

10.3          Dayton Hudson Corporation SMG Executive Deferred Compensation
              Plan.

10.4          Dayton Hudson Corporation Director Deferred Compensation Plan.

23.1          Consent of Ernst & Young LLP.

23.2          Consent of James T. Hale, Esq. (included in Exhibit 5).

24            Powers of Attorney.

Item 9.               Undertakings.

     A.      The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided; however, that paragraphs (A)(1)(i) and (A)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 26th day of June, 1997.

                                    DAYTON HUDSON CORPORATION


                                    By______________________________________
                                       Douglas A. Scovanner, Senior Vice
                                       President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 26th day of June, 1997 by the following persons in the capacities indicated:

_________________________________   Chairman of the Board and Chief Executive
       Robert J. Ulrich             Officer (Principal Executive Officer)


_________________________________   Senior Vice President and Chief Financial
    Douglas A. Scovanner            Officer (Principal Financial Officer)


_________________________________   Controller and Chief Accounting Officer
         JoAnn Bogdan               (Principal Accounting Officer)


LIVIO D. DeSIMONE
ROGER A. ENRICO
WILLIAM W. GEORGE
ROGER L. HALE
BETTY RUTH HOLLANDER
MICHELE J. HOOPER
JAMES A. JOHNSON                                 DIRECTORS
RICHARD M. KOVACEVICH
STEPHEN W. SANGER
SOLOMON D. TRUJILLO
ROBERT J. ULRICH
JOHN R. WALTER

         Douglas A. Scovanner, by signing his name on the 26th day of June, 1997, does hereby sign this document pursuant to powers of attorney duly executed by the Directors named, filed with the Securities and Exchange Commission on behalf of such Directors, all in the capacities and on the date stated, such persons being all of the Directors of the Registrant.

                                    ________________________________________
                                    Douglas A. Scovanner, Attorney-in-fact




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                                      EXHIBIT INDEX

Exhibit
Number        Exhibit Description                                      Page
------        -------------------                                      -----


5 Opinion of James T. Hale, Esq., Senior Vice President, General Counsel and Secretary of Dayton Hudson
             Corporation.

10.1         Dayton Hudson Corporation Executive Deferred Compensation
             Plan.

10.2         Dayton Hudson Corporation Highly Compensated Capital Accumulation
             Plan.

10.3         Dayton Hudson Corporation SMG Executive Deferred Compensation
             Plan.

10.4         Dayton Hudson Corporation Director Deferred Compensation Plan.

23.1         Consent of Ernst & Young LLP.

23.2         Consent of James T. Hale, Esq. (included in Exhibit 5).

24           Powers of Attorney.